CONSULTING AGREEMENT AMENDMENT

This Amendment Agreement is made and entered into effective as of the 1st day of February, 2010, between ZENITECH CORPORATION, a US company, (the "Company") and Jiyong Yang (the “Consultant”).

WHEREAS:

1.	The parties entered into an agreement dated February 1, 2009, that both parties agree to amend.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	The term of the February 1, 2009, consulting agreement is hereby extended for an additional one year term.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

ZENITECH CORPORATION	THE CONSULTANT

/s/ Hong Yang	/s/ Jiyong Yang
Hong Yang,	Jiyong Yang
President & Director